Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Patient Portal Technologies, Inc.
7108 Fairway Drive
Palm Beach Gardens, FL 33418

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 9, 2007, relating to the financial statements of Patient Portal Technologies, Inc. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Linda Walden, CPA
Walden Certified Public Accountant, P.A.
Sunny Isles, Fl
Dated: November 21, 2007